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                                                                    Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                       INVESO SMALL-MID SPECIAL VALUE FUND

A Special Meeting ("Meeting") of Shareholders of Morgan Stanley Small-Mid Special Value Fund was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1) Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                    Votes      Votes     Broker
Matter                                                 Votes For   Against    Abstain   Non-Votes
------                                                 ---------  ---------  ---------  ---------
(1) Approve an Agreement and Plan of Reorganization    5,186,503    196,124    344,111          0